Exhibit 10.11

SATISFACTION AND DISCHARGE OF INDEBTEDNESS AGREEMENT

This Satisfaction and Discharge of Indebtedness Agreement (this “Agreement”) is made and entered into as of September 22, 2025, by and between Denali Capital Acquisition Corp., a Cayman Island exempted company (including its successors and assigns, “Denali” or the “Company”), on the one hand, and FutureTech Capital LLC (“FutureTech”), on the other hand. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Promissory Notes (as defined below).

RECITALS

WHEREAS, Denali has issued the following promissory notes in favor of FutureTech: (i) that certain Convertible Promissory Note dated July 11, 2023 and (ii) that certain Convertible Promissory Note dated October 11, 2023 (together, the “Promissory Notes”);

WHEREAS, pursuant to the Promissory Notes, Denali is obligated to pay FutureTech $1,362,228.49 million, comprised of the outstanding principal amount of the Promissory Notes and accrued but unpaid interest, (the “Outstanding Balance”) upon the consummation of the Denali’s Business Combination (as defined below);

WHEREAS, Denali, Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Denali (“Merger Sub”), and Semnur Pharmaceuticals, Inc., a Delaware Corporation (“Semnur”) have entered into the Agreement and Plan of Merger, dated August 30, 2024 (as amended, the “Merger Agreement”), which provides for a Business Combination between Denali, Merger Sub and Semnur. Pursuant to the Merger Agreement, Denali will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended and de-register in the Cayman Islands in accordance with Section 206 of the Cayman Companies Act (the “Domestication”) and following the Domestication, Merger Sub will merge with and into Semnur (the “Business Combination”), with Semnur being the surviving company in the Merger (as defined in the Merger Agreement) and becoming a wholly owned subsidiary of Denali and being renamed to “Semnur, Inc.” In connection with the consummation of the Business Combination, Denali (the public company) will be renamed as “Semnur Pharmaceuticals, Inc.”, which will continue as a public company and will continue to be obligated under the terms of this Agreement;

WHEREAS, upon the consummation of the Business Combination, the Outstanding Balance would be immediately due and payable; and

WHEREAS, the Company has requested of FutureTech that in lieu of the Company tendering the full amount of the Outstanding Balance due to FutureTech in cash upon closing of the Business Combination, FutureTech accept cash in the amounts and in accordance with the terms set forth herein and in the payment schedule set forth in the new promissory note (the “New Note”) of the Company as satisfaction of the Outstanding Balance.

NOW THEREFORE, in consideration of the foregoing premises and representations, which shall be deemed an integral part of this Agreement, and of the mutual covenants and agreements set forth herein, which the parties acknowledge and agree are good and valuable consideration, receipt and sufficiency of which are acknowledged by each party hereto, the parties agree as follows:

ARTICLE I

CONDITIONS TO SATISFACTION AND DISCHARGE

1.1

FutureTech acknowledges and agrees that upon satisfaction of the following conditions set forth in Section 1.1A-B below, the Company will not have any obligations to FutureTech (including with respect to any issuance of shares of capital stock of Denali (or any affiliate thereof)) pursuant to the Promissory Notes, and the Company’s obligations to FutureTech under the Promissory Notes to pay the Outstanding Balance shall be fully satisfied and discharged:

A.	On the Closing Date (as defined in the Merger Agreement), the Company shall have wired $340,000 to the bank account of FutureTech set forth on Schedule 1; and

B.	The Company shall have executed, delivered and satisfied its obligations set forth in the New Note.

ARTICLE II

AGREEMENTS AND COVENANTS; REPRESENTATIONS

2.1	The parties agree that each such party will execute and deliver the New Note concurrently with this Agreement.

2.2

The Company represents and warrants (i) it is validly existing and in good standing under the laws of the state or province of its organization, (ii) it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder and (iii) this Agreement is a legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by law or equity.

2.3

FutureTech represents and warrants (i) it is validly existing and in good standing under the laws of the state or province of its organization, (ii) it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder and (iii) this Agreement is a legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by law or equity.

ARTICLE III

MISCELLANEOUS PROVISIONS

3.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

3.2	This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused their corporate names to be hereunto affixed, and this instrument to be signed by their respective authorized officers, all as of the day and year first above written.

FUTURETECH CAPITAL LLC

By:	/s/ Yuquan Wang
Name: Yuquan Wang
Title: CEO

DENALI CAPITAL ACQUISITION CORP.

By:	/s/ Lei Huang
Name: Lei Huang
Title: Chief Executive Officer